EXHIBIT (18)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                  Deloitte and Touche LLP Preferability Letter
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November 2, 2005

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202


To the Board of Directors and Shareholders of The Procter & Gamble Company:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2005, of the facts relating to the change in accounting for and presentation of treasury stock purchases and reissuances. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of The Procter & Gamble Company, that the accounting change described in your Form 10-Q is an alternative application of an accounting principle that is preferable under the circumstances. We have not audited any consolidated financial statements of The Procter & Gamble Company and its consolidated subsidiaries as of any date or for any period subsequent to June 30, 2005. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of The Procter & Gamble Company, or on the financial position, results of operations, or cash flows of The Procter & Gamble Company and its consolidated subsidiaries as of any date or for any period subsequent to June 30, 2005.

Yours truly,

DELOITTE & TOUCHE LLP
Cincinnati, Ohio